EXHIBIT 5.1

                                 May 24, 1995

Integrated Device Technology, Inc.
2975 Stender Way
Santa Clara, CA 95054
Ladies and Gentlemen:

   At your request, we have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission ("SEC") on May 19, 1995 and Amendment Number 1 thereto sent by you for filing with the SEC on May 25, 1995 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of (a) up to $201,250,000 aggregate
principal amount of your          % Convertible Subordinated Notes due 2002 (the
"Notes") and (b) the shares of Common Stock, $0.001 par value per share (the "New Shares"), issuable upon conversion of the Notes. The Notes are to be issued under an Indenture between you and the First National Bank of Boston as trustee (the "Indenture"). The Notes are to be sold to the underwriters named in the Registration Statement for resale to the public.

   As your counsel, we have examined the proceedings taken by you in connection with the proposed issuance and sale by you of the up to $201,250,000 aggregate principal amount of the Notes.


   It is our opinion that (a) the Notes when issued and sold by you in the manner referred to in the Registration Statement and the Indenture, will be legally issued and your binding obligations and (b) the New Shares issued upon conversion of the Notes in the manner referred to in the Registration Statement, the Notes and the Indenture will be legally issued, fully paid and non-assessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto that have been approved by us.



                                   Very truly yours,


                                   Fenwick & West